Exhibit 2.10

LEASE PURCHASE AGREEMENT

The parties to this Lease Purchase Agreement (this “Agreement”), dated as of the 5th day of April, 2012 (the “Execution Date”), are HERD PRODUCING COMPANY, INC. (hereinafter referred to as “Seller”), and ENERGY & EXPLORATION PARTNERS, LLC (hereinafter referred to as “Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and benefits herein set forth, Seller and Buyer agree as follows:

ARTICLE I

PURCHASE AND SALE OF LEASES

1.1 Purchase and Sale of Leases.

(a) Seller is the owner of certain oil and gas leases and the leasehold estates created thereby, as to all lands and depths covered thereby located in Madison and Grimes Counties, Texas, all as more particularly described on Exhibit A hereto (collectively, the “Leases”), Subject to the terms hereof, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay for, 100% of the Leases.

(b) The consideration payable by Buyer for the Leases shall be Five Million Three Hundred Thousand Dollars ($5,300,000). Should, however, it be determined that Seller holds Defensible Title to less than one hundred percent (100%) but greater than or equal to ninety percent (90%) of the Net Acres shown on Exhibit A, then at the Conveyance Date Seller is obligated to sell the Title-Approved Leases and Buyer is obligated to purchase the Title-Approved Leases for Five Million Three Hundred Thousand Dollars ($5,300,000). Should, however, it be determined that Seller holds Defensible Title to less than ninety percent (90%) but greater than or equal to eighty percent (80%) of the Net Acres shown on Exhibit A, then at the Conveyance Date Seller is obligated to sell the Title-Approved Leases and Buyer is obligated to purchase the Title-Approved Leases for an amount equal to the product of $736.11 per Net Acre (as defined below) multiplied by the number of Net Acres actually covered by the Leases. The term “Net Acre” shall mean, as to each Lease, Seller’s undivided interest in the oil and gas leasehold estate created by the Lease, multiplied by the number of gross acres covered by the Lease, multiplied by the lessor’s undivided interest in the fee mineral estate in the lands covered by the Lease. No later than the Conveyance Date, should, however, it be determined that Seller holds Defensible Title to less than eighty percent (80%) of Net Acres shown on Exhibit A, Seller and Buyer each has the option, but not the obligation, to terminate this Agreement.

(c) At Conveyance Date, Seller shall execute and deliver to Buyer an assignment of 100% of the Title-Approved Leases to be conveyed at such Conveyance Date. The assignment of the Leases (the “Assignment”) shall be in the form of that attached hereto as Exhibit B, shall be effective as of the applicable Conveyance Date, and shall contain no warranty of title.

1.2 Closing.

(a) The purchase and conveyance of the Leases contemplated hereby shall be consummated at a “Closing” covering Title-Approved Leases identified by Buyer pursuant to Article II. Closing shall take place at 11:00 AM CDT on May 15, 2012, or on such other date as may be fixed by mutual agreement of Seller and Buyer at the offices of Buyer in Fort Worth, Texas. Closing shall be conditional and delayed if necessary until Seller receives confirmation that payment has been received into Seller’s designated bank account. Payment to Seller pursuant to this Section 1.2(a) shall be by bank wire transfer of immediately available U.S. funds to an account designated in writing by Seller to Buyer.

(b) Expedited Closing. Notwithstanding anything herein to the contrary, should a well be spudded by Buyer or Buyer affiliate in search of oil and/or gas within the Prospect Area outlined in Exhibit C attached hereto on or before May 1, 2012, the Closing anticipated in Section 1.2(a) may, at the option of Seller upon written notice to Buyer, be expedited to occur within ten (10) days of such an event or, in the alternative, Seller may elect to terminate this Agreement.

1.3 Transfer of Files. Seller will deliver to Buyer, at Buyer’s offices and at Seller’s expense at Closing, all of Seller’s lease files, assignment files, abstracts and title opinions, (in each case, to the extent transferable), and other similar files and records in its possession which directly relate to the Leases. Seller may, at its election, make and retain copies of any and all such files.

1.4 Net Revenue Interest.

(a) Prior to the Closing Date, Seller shall be entitled to create in favor of itself or its assigns (by grant or reservation, as Seller may choose) an overriding royalty interest of up to 5% of 100% of 8/8ths of the oil, gas and casinghead gas produced and marketed under the provisions of the Leases, any extension thereof, and any renewals and/or top leases with the understanding that if the Lease covers less than all of the oil and gas in the described land, the portion of production herein reserved as an overriding royalty shall be reduced proportionately. Provided, however, that in no event shall Seller be entitled to take any action that would cause the Net Revenue Interest in any Lease subject to this Agreement to be less than 75% (based on 100% of 8/8ths of the oil, gas production and casinghead gas produced and marketed under the provisions of Leases, any extensions thereof, and renewals, and/or top leases) on the Conveyance Date. The obligation to pay the overriding royalty required by this Agreement will exist for the life of the Leases, plus any extension, renewals and/or top leases of the Leases. For purposes of this Agreement, any leasehold interest acquired by Buyer, its successors or assigns, within one (1) year following the termination, cancellation or surrender of one or more of the Leases will be deemed an “extension or renewal,” The overriding royalty interest shall be in the form of that attached hereto as Exhibit D, which terms are incorporated herein, and shall be effective as of the applicable Conveyance Date.

(b) In no event shall any of Seller’s overriding royalty which Seller has granted or reserved as provided in Section 1.4(a) bear any part of the costs of production as well as any pre-production or post-production costs, including without limitation costs of lifting, gathering dehydration, compression, separation, delivery, transportation, manufacture, processing, treating or marketing, or for construction, operation or depreciation of any plant or other facility or equipment for processing or treating oil or gas produced from the leased premises or lands pooled therewith. It is the intent of the parties that the provisions of this section are to be fully effective and enforceable and are not to be construed as “surplusage” under the principles set forth in Heritage Resources v. NationsBank, 939 S.W.2d118 (Tex. 1997).

ARTICLE II

TITLE REVIEW

2.1 Title Review. Buyer shall have until five (5) business days preceding the Final Closing Date to examine title to the Leases (the “Review Period”). During the Review Period, Seller will make available to Buyer, for examination at Seller’s office in Tyler, Texas, all lease, title, and other information in any manner related to the Leases and the ownership thereof, and will cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information relating to the Leases as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating any obligation of confidence or other contractual commitment of Seller to a third Person. Seller shall permit Buyer, at Buyer’s expense, to inspect and photocopy such information and records at any reasonable time during the Review Period. Seller shall not be obligated to furnish any updated abstracts of title or title opinions or any additional title information not in the possession or control of Seller, but shall cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional updated title information as Buyer may reasonably deem prudent.

2.2 Title Defects.

(a) If, during the Review Period, Buyer determines (after all curative work that can reasonably be obtained has been obtained) that Seller does not hold Defensible Title to any Lease (each such deficiency in Defensible Title is herein called a “Title Defect”), Buyer shall provide Seller as hereinafter provided written notice of the Title Defect and the circumstances underlying such Title Defect (including copies of any title opinions or title reports that reflect such Title Defect). Buyer shall provide Seller before 5:00 PM CDT on April 6, 2012, April 13, 2012, April 27, 2012, May 4, 2012, and May 11, 2012, a written weekly Lease Status Report specifying the Leases which have Defensible Title and the Leases which have been identified as having a Title Defect. For each Lease with a Title Defect, the Title Defect will be specified along with appropriate references and supporting documentation establishing the Title Defect. Title Defects not asserted by Buyer in a timely manner under this Section 2.2(a) shall be deemed to have been waived by Buyer.

(b) “Defensible Title” means such title of Seller that: (i) entitles Seller to ownership of 100% of the oil and gas leasehold estate created by, and the working interest in, each Lease; (ii) entitles Seller to not less than the number of Net Acres set forth for any Lease on Exhibit A; however, Seller shall have or shall be deemed to have Defensible Title with respect to the actual number of net mineral acres whether greater than or less than the number of Net Acres set forth on Exhibit A; (iii) entitles Seller to receive a Net Revenue Interest in each Lease that is not less than the applicable Minimum Net Revenue Interest for the life of each Lease; and (iv) is free and clear specifically of any mortgages, deeds of trust, federal, state, local, county, municipal, material and mechanics liens and quiet title litigation. The existence of one or more of the following objections to title with respect to a Lease shall not constitute the basis for a claim by Buyer that Seller’s title to such Lease is not Defensible Title: (u) objections to title typically cured by reliance on applicable statutes of limitation; (v) lack of evidence of the persons in possession of land; (w) absence of a release or other evidence of termination of any time-expired oil and gas lease as to which more than 10 years has passed since the expiration of its primary term; (x) absence of ratifications of pooling or unit declarations by owners of non-participating royalty interests or unleased mineral interests in non-drillsite tracts of a pooled unit; (y) incomplete estate proceedings of record; and (z) defective acknowledgements.

(c) Seller at its option but not obligation, at its sole cost, shall have until the business day preceding the Closing within which to cure such Title Defect by acquiring oil and gas leases or other title curative that will cause Seller to hold Defensible Title to the affected Lease(s). Buyer will use its best efforts to assist Seller with respect to curing Title Defects.

(d) After the Closing, Seller shall have an option but not the obligation during an additional period of one hundred and eighty days (ISO) within which to cure the Title Defects affecting all Leases excluded from the Closing pursuant to Section 2.2(b). As soon as Seller has cured Titled Defects with respect to the Leases excluded from the Closing pursuant to Section 2.2(b), Seller shall convey to Buyer, effective as of the applicable Conveyance Date, all of the Leases excluded from the Closing pursuant to Section 2.2(b) as to which the applicable Title Defects have been cured by Seller or waived by Buyer (“Cured Leases”), and Buyer shall pay to Seller an amount equal to $736.11 multiplied by the number of Net Acres covered by the Leases thus conveyed to Buyer. If the Cured Leases and the Title-Approved Leases delivered pursuant to Section 1.1 (c) are greater than or equal to ninety percent (90%) of the total Acres shown on Exhibit A, then Buyer shall pay and Seller shall be entitled to receive one hundred percent (100%) of the contemplated proceeds of this agreement totaling Five Million Three Hundred Thousand Dollars ($5,300,000) as total compensation for the Cured Leases and the Title-Approved Leases and no further amount shall be due, owed or payable from Buyer to Seller,

(e) All Leases affected by Title Defects that are not conveyed by Seller to Buyer at the expiration of the additional 180-day curative period shall thereupon cease to be subject to the terms of this Agreement.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties. Seller represents and warrants to Buyer as of Execution Date, and again as of the Conveyance Date, as follows:

(a) Seller (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and is duly qualified to do business, and is in good standing as a foreign corporation in the State of Texas, (ii) is duly authorized to enter into this Agreement and consummate the transactions contemplated hereby, and (iii) has all requisite power and authority to own and operate its property (including the Leases).

(b) Valid, Binding and Enforceable. This Agreement (and the other instruments delivered pursuant hereto, when executed and delivered, will constitute) constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(c) Litigation. There are no pending suits, actions, or other proceedings in which Seller is a party (or, to Seller’s knowledge, which have been threatened to be instituted against Seller) which affect the Leases.

(d) Special Warranty of Title. Seller has not and will not convey or encumber any interest in the Leases between the Execution Date and Conveyance Date, except to the extent permitted by Section 1.4.

(e) Neither the execution nor delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will result in any default under any agreement or instrument to which Seller is a party or by which any of the Leases is bound.

(f) To Seller’s knowledge, none of the Leases (i) are subject to the terms of any preferential right for a third Person to purchase such Lease, a right of first refusal, or any area of mutual interest agreement, (ii) require the consent of any third Person to the valid assignment of such Lease to Buyer, or (iii) have been pooled or unitized.

(g) Seller has not conducted oil and gas exploration, development, or production operations on the Leases, or any lands pooled or unitized therewith.

(h) Seller has filed all Leases of record in Grimes or Madison County and Seller will provide upon request by Buyer a copy of such filed Leases. Seller makes no representation or warranty with respect to the accuracy, correctness and completeness to such copies of the filed Leases.

(i) To Seller’s knowledge and except for items for which an adjustment is made pursuant to Section 2.2 (i) Leases are “paid-up” and require no further lease bonus consideration throughout the remainder of their respective terms, except that the primary terms of certain Leases may be extended with an additional payment; and (ii) all Leases expressly permit pooling.

(j) To Seller’s knowledge there are no outstanding authorities for expenditure or other commitments to make capital expenditures relating to any portion of the Leases that will be binding on Buyer after the Conveyance Date.

(k) To Seller’s knowledge none of the Leases contain any express provision obligating Seller to drill any wells, or contain provisions or conditions (such as continuous drilling clauses but excluding offset drilling obligations) which, if not satisfied, could result in a forfeiture or loss by Seller of all or any part of any Lease.

(1) None of the Leases are subject to a lien or other claim or encumbrance, including, without limitation, any net profits interest, call on production, or obligation to deliver any production from the Leases after the Conveyance Date without the right to be immediately paid for the same which were created by the Seller.

(m) To Seller’s knowledge there are no current active wells located on the Leases.

(n) Seller has not elected not to participate in any operation or activity proposed with respect to any of the Leases that could result in any of Buyer’s interest in any portion of the Leases becoming subject to relinquishment, reassignment, penalty, or forfeiture as a result of such election not to participate in such operation or activity.

(o) Neither Seller, nor any affiliate of Seller, has received, reserved or otherwise obtained any royalty, overriding royalty, net profits interest, production payment, or other burden or encumbrance on any of the Leases that would survive the Closing or otherwise burden any interest in the Leases being conveyed to Buyer at the Closing, insofar as the result thereof would cause the actual Net Revenue Interest in any Lease to be conveyed to Buyer hereunder (calculated based on a 100% of 8/8ths of the oil, gas and casinghead gas produced and marketed under the provisions of the Leases) to fall below 75%.

3.2 Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 3.1 ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE LEASES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE LEASES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUSE SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE LEASES, AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS,” “WHERE IS” CONDITION. ALSO

WITHOUT LIMITATION OF THE FOREGOING, SELLER MAXES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE LEASES OR THE ABILITY OR POTENTIAL OF THE LEASES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITIONS OF THE LEASES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. Buyer represents and warrants to Seller Execution Date and the Conveyance Date, as follows:

(a) Buyer (i) is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the character or location of its assets or properties (whether owned, leased, or licensed) or the nature of its business makes such qualification necessary, (ii) is duly authorized to enter into this Agreement and consummate the transactions contemplated hereby, and (iii) has all requisite power and authority to own and operate its property.

(b) Arrangement for Funds. Buyer has, or has unconditionally arranged for, the funds necessary to purchase the Leases from Seller and will cause the timely availability of such funds for the purposes of consummating the purchase of the Leases in accordance with the terms of this Agreement.

(c) Approvals. Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, and except for Routine Governmental Approvals, to Buyer’s knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement to which Buyer is a party, or violate any order, decree, statute, rule or regulation applicable to Buyer

(d) Valid, Binding and Enforceable. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e) No Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f) Knowledgeable Buyer, No Distribution. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate the Leases for purchase, and is acquiring the Leases for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended or in violation of any other applicable securities laws, rules or regulations.

(g) Waiver of Objections. Buyer acknowledges that it has conducted certain due diligence with respect to the Leases (including, but not limited to, title and environmental), and understands that it has waived upon Closing all objections, if any, it may have had with respect to matters covered by such due diligence, and that it may no longer assert any objections with respect to such matters against Seller in any way.

ARTICLE V

BUYER’S EVALUATION

5.1 Independent Evaluation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the officers and employees of Seller, and the books, records and files of Seller relating to the Leases. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on its own independent due diligence investigation of the Leases and upon the representations and warranties made by Seller in Article III of this Agreement.

ARTICLE VI

ASSUMPTION, INDEMNIFICATION AND LIMITATION ON DAMAGES

6.1 Assumption and Indemnification. Buyer shall, on the date of Closing, agree (and, upon the delivery to Buyer of the Assignments, shall be deemed to have agreed), (a) to assume, and to timely pay and perform, all duties, obligations and liabilities relating to the ownership of the Leases regardless of whether the same relate to periods before or after the Closing, and (b) to indemnify and hold Seller (and Seller’s employees, attorneys, contractors and agents) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys’ fees) of any kind or character arising out of or otherwise relating to the ownership and/or operation of the Leases, regardless of whether the same relate to periods before or after the Closing. In connection with (but not in limitation of) the foregoing, it is specifically understood and agreed that such duties, obligations and liabilities include all matters arising out of the condition of the Leases on the date of Closing (including, without limitation, all orders, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Leases), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Closing, and the indemnifications by Buyer provided for in the first sentence of this section shall expressly cover and include such matters. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE, (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

6.2 Limitation on Damages. Subject to any limitations on the total amount of indemnification for which either Party is liable hereunder for any breach or non-performance by any Party of any representation, warranty, covenant, or agreement contained in this Agreement, the liability of the obligor shall be limited to direct actual damages only, except to the extent that the obligee is entitled to specific performance or injunctive relief. AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER PARTY AS THE RESULT OF A BREACH OR A VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT, OR CONDITION CONTAINED IN THIS AGREEMENT FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, IN CONTRACT, UNDER ANY INDEMNITY PROVISION, OR OTHERWISE. WITH RESPECT TO CLAIMS BY THIRD PERSONS, THE INDEMNIFIED PARTY MAY RECOVER FROM THE INDEMNIFYING PARTY ALL COSTS, EXPENSES, OR DAMAGES, INCLUDING, WITHOUT LIMITATION, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, OTHER THAN AND IN ADDITION TO ACTUAL DIRECT DAMAGES PAID OR OWED TO ANY SUCH THIRD PERSON IN SATISFACTION OF CLAIMS WHICH HAVE BEEN LITIGATED AND FINALLY DETERMINED ON APPEAL AS TO WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

ARTICLE VII

TERMINATION

7.1 If this Agreement is terminated as provided in this Agreement prior to the Closing Date, all further obligations of the Parties under this Agreement shall terminate; provided, however, that the Parties shall, in any event, remain bound by and continue to be subject to this Section 3.2, Article VI, Section 8.3, and Section 8.6, all of which provisions will survive the termination of this Agreement. If this Agreement is terminated prior to the Closing Date by Seller or Buyer pursuant to Section 1.1(b), neither Party shall have any further liability to the other Party as the result of such termination. If a Party resorts to legal proceedings to enforce this Agreement or any part thereof, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.

ARTICLE VIII

MISCELLANEOUS

8.1 No Commissions Owed. Seller and Buyer shall each individually bear the sole responsibility for any broker’s commissions incurred by them relating to this transaction, and shall indemnify the other from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys’ fees) of any kind or character arising out of or resulting from any agreement with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

8.2 Certain Information. Buyer will furnish to Seller copies of logs on wells (hereafter drilled) on the Leases or the Leases pooled with other leases; provided that Buyer shall not be obligated to furnish any such log until six (6) months after is it run.

8.3 Deceptive Trade Practices Waiver. To the extent applicable to the transaction contemplated hereby or any portion thereof, Buyer waives Buyer’s rights under the provisions of the Texas Deceptive Trade Practices – Consumer Protection Act, Sections 17.41 et. seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections, and any comparable act in any other state in which the Leases are located; Buyer states that, after consultation with an attorney of Buyer’s selection, Buyer voluntarily consents to this waiver.

8.4 No Assignment. Except as provided in Section 1.4, neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

8.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

8.6 Notices and Responses. All notices, responses, and other communications required or permitted under this Agreement shall be in writing, and unless otherwise specifically provided, shall be delivered personally, or by certified U.S. mail with return receipt requested, facsimile, electronic mail or delivery service, to the attention of the signatory officer at the address of the signatory Party set forth below, and shall be considered delivered upon the date of receipt. Each Party may specify a change of address by giving notice to the other party in the manner provided in this Section.

8.7 Relationship of the Parties. This Agreement is not intended to create, and shall not be construed to create, a relationship of agency, joint venture, partnership, mining partnership, or other relationship or association for profit between the Parties. The Liabilities of the Parties shall be several, not joint or collective.

8.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties, and may not be changed or amended in any way, except with the mutual consent of both Parties, expressed in a written document executed by both Parties.

8.9 CHOICE OF LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES THAT MIGHT REFER THE CONSTRUCTION HEREOF TO ANOTHER JURISDICTION. IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT OR ANY OTHER INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE IN ANY COURT OF COMPETENT JURISDICTION IN SMITH COUNTY, TEXAS.

8.10 Additional Definitions. In addition to the terms defined elsewhere in this Agreement, the following expressions and terms will have the meanings set forth in this Section unless expressly stated otherwise:

“Conveyance Date” means (a) with respect to those Leases conveyed to Buyer at Closing and (b) with respect to those Leases conveyed to Buyer after the Closing pursuant to Section 2.2(d), the date of execution of the relevant Assignment.

“Minimum Net Revenue Interest” means that no oil and gas Lease offered by Seller shall have less than a seventy five percent (75%) Net Revenue Interest inclusive of all royalty and overriding royalty burdens. However, Seller shall be entitled to reserve unto itself, its successors and/or assigns up to a five percent (5%) overriding royalty interest in the oil and gas Lease(s) described on the attached Exhibit “A” (“Leases”) to the extent that the total burdens, including Lessor’s royalty, does not exceed twenty five percent (25%) based upon one hundred percent (100%) of 8/8ths of the oil, gas, casing head gas and any other hydrocarbon production produced and marketed under the provisions of the Leases. Seller’s ORRI further illustrated in the below table.

Lease Actual Net Revenue Interest	Seller’s ORRI retained
Greater than or equal to 80%	5% of 8/8ths
79%	4% of 8/8ths
78%	3% of 8/8ths
77%	2% of 8/8ths
76%	1% of 8/8ths
75%	0%

“Net Revenue Interest” means, with respect to a Lease, the interest in and to all oil and gas produced and saved from or attributable to such Lease, after giving effect to all valid royalties, overriding royalties, production payments, net profits interests, reversionary interests, and other similar interests constituting burdens upon, measured by, or payable out of oil and gas produced and saved from or attributable to such Lease.

“Title-Approved Leases” means, as of a Conveyance Date, those Leases that are (a) free of Title Defects, or (b) previously affected by Title Defects that, as of such Conveyance Date, have been cured by Seller or Buyer or waived by Buyer.

8.11 Expenses. Except as otherwise specifically provided herein, all fees, costs, and expenses, including, without limitation expenses, fees and costs related to due diligence and title curative work, incurred by Buyer and Seller associated with this Agreement and the other documents executed in connection herewith and in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs, and expenses. All required documentary, filing, and recording fees and expenses in connection with the filing and recording of the Assignment and other instruments required to convey title to the Leases to Buyer shall be borne by Buyer.

8.12 Counterparts. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument, and the delivery of such counterparts may be via facsimile or email, which shall be as effective as hand delivery of original instruments. In the event of such a facsimile execution, the Parties shall execute and deliver each to the other a fully executed original counterpart of this Agreement within thirty (30) days after such facsimile execution hereof; provided, however, that the failure of the Parties to execute such an original counterpart of this Agreement shall not affect or impair the binding character or enforceability of this Agreement.

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EXECUTED as of the Execution Date.

ADDRESSES:	SELLER:

3901 Manhattan Drive	HERD PRODUCING COMPANY, INC.
Tyler, Texas 75701-9403
Attention: Bob L. Herd	By:	/s/ Bob L. Herd
Phone: 903-509-3456		Bob L. Herd
Facsimile: 903-509-0049		President
E-mail: geology@herdproducing.net

ADDRESSES:	BUYER:

Two City Place	ENERGY & EXPLORATION PARTNERS, LLC
100 Throckmorton Street, Ste 1700
Fort Worth, Texas 76012	By:	/s/ Hunt Pettit
Attention: Hunt Pettit		Hunt Pettit
Phone: 817-789-6712		Managing Member
Facsimile: 817-533-9840
E-mail: hpettit@enexp.com